Exhibit 2.4

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF IDENTIFYSENSORS BIOLOGICS CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), IdentifySensors Biologics Corp., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. DESIGNATION. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” and shall have an initial price of $4.50 per share (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 2,222,222. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2. DEFINED TERMS. For purposes hereof, the following terms shall have the following meanings:

“Change of Control” means (a) any sale, lease, or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Change of Control Put Purchaser makes the payment in full of the Change of Control Put Price for such share to the holder thereof.

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“Change of Control Put” has the meaning set forth in Section 7.1.2. “Change of Control Put Price” has the meaning set forth in Section 7.1.2.

“Change of Control Put Purchaser” has the meaning set forth in Section 7.1.2.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Shares).

“Deemed Liquidation” has the meaning set forth in Section 5.1.2.

“Equity Securities” means (a) Common Stock; (b) any securities conferring the right to purchase Common Stock; or (c) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (i) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; and (ii) any convertible promissory notes, warrants or SAFEs issued by the Company.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1.1.

“Liquidation Value” means, with respect to any Share on any given date, a minimum of $9.00, or as established by the Board prior to a Liquidation event (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

“Next Equity Financing” means the first bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Equity Securities at a fixed pre-money or post-money valuation following the Date of Issuance.

“Pari Passu Liquidation Preference” means that any subsequent classes of Preferred Stock shall have equal rank or lower to the Series A Preferred Stock in a Liquidation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

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“Series A Liquidation Amount” has the meaning set forth in Section 5.1.1

“Series A Deemed Liquidation Amount” has the meaning set forth in Section 5.2.1. “Share” means a share of Series A Preferred Stock.

3. RANK. With respect to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, including a Change of Control, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to the shares of Junior Securities and shall have a Pari Passu Liquidation Preference on par or greater than the subsequent classes of Preferred Stock issued by the Company.

4. DIVIDENDS. All of the shares of the Corporation, including the Shares of the Series A Preferred Stock, will have equal rights in terms of dividend payments, which shall be paid only if and when declared by the Board of the Corporation out of legally available funds.

5.	LIQUIDATION.

5.1.	Liquidation; Deemed Liquidation.

5.1.1. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any payment is made to the holders of Common Stock, an amount equal to the Liquidation Value (the “Series A Liquidation Amount”). If the assets of the Corporation available for distribution to stockholders of the Corporation are insufficient to pay the holders of Series A Preferred Stock the full Series A Liquidation Amount, the holders of Series A Preferred Stock will share ratably in any distribution of the assets available for distribution.

5.1.2. Deemed Liquidation. The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 0. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any payment is made to the holders of Common Stock, an amount equal to the Liquidation Value (the “Series A Deemed Liquidation Amount”). Notwithstanding the foregoing, nothing in this Section 5.1.2 shall limit in any respect the right of any holder of Series A Preferred Stock to elect the benefits of either this Section 0 or Section 7.1.2 in connection with any Change of Control.

5.2.	Notice.

5.2.1. Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

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6. VOTING. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 7.1.5 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

7.	CONVERSION.

7.1.	Right to Convert; Automatic Conversion.

7.1.1. Automatic Conversion. Subject to the provisions of this Section 7, in connection with, and on the closing of a Change of Control or a Qualified Public Offering by the Corporation, unless the holders notify the Company of their intent to exercise the Change of Control Put (as defined below), all of the outstanding Shares of Series A Preferred Stock held by stockholders shall automatically convert into an aggregate number of shares of Common Stock. The number of fully paid and non-assessable shares of Common Stock into which one Share of Preferred Stock is convertible will be two shares. If the closing of a Qualified Public Offering or Change of Control occurs, such automatic conversion of all of the outstanding Shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

7.1.2. Change of Control Put Option. Upon the occurrence of a Change of Control, pursuant to Section 7.1.1, above, each holder of outstanding shares of Series A Preferred Stock shall automatically receive two shares of Common Stock for each share of Series A Preferred Stock. In the event that the holder elects instead to receive a purchase price per share of Series A Preferred Stock, payable in cash (a “Change of Control Put”) that is paid, at the option of the Company, either by the Company or a third party arranged by the Company (the Company or such third party, as applicable, being the “Change of Control Put Purchaser”), equal to the Liquidation Value (the “Change of Control Put Price”). If the Company is the Change of Control Put Purchaser, the Company shall be required to pay the Change of Control Put Price only to the extent such purchase can be made out of funds legally available therefor in accordance with Section 7.1.3.

7.1.3. Sufficient Funds. This Section 7.1.3. applies if the Company is the Change of Control Put Purchaser. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 7.1.2., the Company shall (i) purchase, pro rata among the Holders that have requested their Shares be purchased pursuant to Section 7.1.2., a number of shares of Series A Preferred Stock with an aggregate Change of Control Put Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Put Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a holder exercises a Change of Control Put pursuant to this Section

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7.1.3. at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 7.1.3.

7.1.4. Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 7.

7.1.5. Shareholder’s Voluntary Right to Convert not Pursuant to a Change of Control or Liquidation. Subject to the provisions of this Section 7, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the voluntary right by written election to the Corporation to voluntarily convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder into shares of Common Stock. The number of fully paid and non-assessable shares of Common Stock into which one share of Series A Preferred Stock is convertible will be one share of Common Stock. The conversion ratio set forth herein shall be adjusted to reflect stock splits and any reorganization, recapitalization, reclassification, consolidation, or acquisition or merger, involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property.

7.2.	Procedures for Conversion; Effect of Conversion.

7.2.1. Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 7, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted; and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

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7.2.2. Procedures for Automatic Conversion. As of the closing of a Qualified Public Offering or Change of Control, all outstanding Shares of Series A Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 7.1.1 without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Change of Control or Qualified Public Offering (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

7.2.3. Change of Control Put Procedure. To receive the Change of Control Put Price, a holder must, no later than 5:00 p.m., Eastern time, on the Change of Control Purchase Date, surrender to the Transfer Agent any certificates representing the Shares of Series A Preferred Stock to be repurchased by the Change of Control Put Purchaser or lost stock affidavits therefor to the extent applicable.

7.2.4. Delivery upon Change of Control Put. Upon a Change of Control Put, subject to Section 7 herein and subject to the Change of Control Put Purchaser’s receipt of any certificates representing the Shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor to the extent applicable, the Change of Control Put Purchaser (or its successor) shall deliver or cause to be delivered to the holder by wire transfer of immediately available funds, the Change of Control Put Price for such holder’s Shares of Series A Preferred Stock.

7.2.5. Treatment of Shares. Until a share of Series A Preferred Stock with respect to which the holder has elected the Change of Control Put is purchased by the payment in full (or the deposit with the Transfer Agent) of the applicable Change of Control Put Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock with respect to which the holder has elected the Change of Control Put may be converted into shares of Common Stock following the Change of Control effective date (without the Consent of the Company’s Board of Directors). Upon payment in full (or the deposit with the Transfer Agent) of the applicable Change of Control Put Price in respect of any shares of Series A Preferred Stock subject to a Change of Control Put, such shares of Series A Preferred Stock will cease to be entitled to any dividends that may thereafter be payable on the Series A Preferred Stock, such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose and all rights (except the right to receive the Change of Control Put Price) of the holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares of Series A Preferred Stock.

7.3. Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

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7.4. Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

7.5. No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to this Section 7 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

8. REISSUANCE OF SERIES A PREFERRED STOCK. Any Shares of Series A Preferred Stock redeemed, converted, or otherwise acquired by the Corporation shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

9. NOTICES. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. AMENDMENT AND WAIVER. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a simple majority of the holders of Series A Preferred Stock then issued and outstanding, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 5th day of January 2024.

IDENTIFYSENSORS BIOLOGICS CORP.

Date: 1/5/2024	/s/ Greg Hummer, CEO
Greg Hummer, CEO

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